EXHIBIT 99.1

Southern Community Financial Corporation
Announces Results for the Third Quarter 2009

Winston-Salem, NC – (MARKET WIRE) 10/22/2009 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, today reported third quarter 2009 results.

Financial Highlights

•	Net loss after preferred dividends was $1.1 million or $0.06 per share
•	Net interest margin for third quarter 2009 increased 25 basis points to 3.30% from 3.05% in second quarter 2009.
•	Provision for loan losses of $6.0 million consistent with second quarter provision level
•	Net charge-offs were $4.6 million or 1.45% of average loans (annualized), down from $5.9 million or 1.85% of average loans (annualized) in the second quarter.
•
Allowance for loan losses increased to $20.8 million or 1.67% of loans at September 30, 2009, compared to $19.4 million or 1.55% of loans at June 30, 2009.  Allowance coverage of nonperforming loans decreased to 92% at September 30, 2009 compared to 109% at June 30, 2009.

•	Nonperforming loans increased to $22.7 million or 1.82% of loans at September 30, 2009 from $17.9 million or 1.43% of loans at June 30, 2009
•	Nonperforming assets increased to $40.8 million or 2.36% of total assets at September 30, 2009 from $35.7 million or 2.07% of total assets at June 30, 2009

Net loss after preferred dividends amounted to $1.1 million or $0.06 per diluted common share in the third quarter of 2009 and included a $6.0 million provision for loan losses, 25 basis point improvement in net interest margin, and an 8% reduction in non-interest expenses on a linked quarter basis.

“As anticipated, our third quarter continued to reflect improvement in our core earnings and net interest margin.  The level of loan loss provisioning was the direct result of our proactive efforts in recognizing loan loss exposure,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “Two residential construction and development loans totaling $4.4 million were the primary reason for the increase in nonperforming loans.  The level of nonperforming loans and nonperforming assets at quarter-end continued to be predominantly related to the residential construction and development portfolio.  While nonperforming loans increased, our delinquencies have been declining.  We remain committed to working through our troubled assets quickly and efficiently, and this remains our top priority.”

“During the third quarter, we continued to improve our net interest margin.  Through our active liability management process, we successfully shifted our deposit mix towards lower cost transaction accounts.  Our demand, NOW, savings and money market deposits increased $75.4 million compared to the second quarter, and now comprise 50% of our total deposits, up from 46%; while time deposits decreased $34.8 million to 50% of total deposits, down from 54% during the same time period.  The improvement in our deposit mix was directly related to our calling efforts and promotional campaigns focused on transaction accounts and money market accounts.  We were successful in attracting new deposit balances from customers of large regional banks across our markets.  Due to our deposit acquisition efforts and repricing opportunities we expect further improvement in our funding costs and net interest margin during the remainder of 2009.”

“We also initiated several expense reduction measures during the third quarter which lowered our personnel expenses by approximately 4% on a sequential basis.  These measures included a reduction in executive salaries, company-wide salary freeze and a reduction in the employer 401(k) match.  We will continue to evaluate our non-interest expenses for additional opportunities to reduce costs and anticipate implementing additional cost saving measures during the remainder of 2009.”

“Lastly, Southern Community remains well capitalized and liquid.  This will enable us to take advantage of the attractive opportunities that are currently available in this economic environment.”

Asset Quality

Nonperforming loans increased to $22.7 million, or 1.82% of total loans, at September 30, 2009 from $17.9 million, or 1.43% of total loans, at June 30, 2009.  Third quarter net charge-offs of $4.6 million, or 1.45% of average loans on an annualized basis, decreased from $5.9 million, or 1.85% of average loans annualized, in the second quarter 2009.  Nonperforming assets increased to $40.8 million, or 2.36% of total assets, at September 30, 2009 from $35.7 million, or 2.07% of total assets, at June 30, 2009 due primarily to the $4.8 million increase in nonaccural loans during the quarter.  Nonperforming loans, nonperforming assets and net charge-off activity continue to be predominantly related to residential construction and development lending as 82% of nonperforming loans, 89% of nonperforming assets and 62% of net charge-offs originated from this segment of the loan portfolio.

The provision for loan losses for the third quarter of $6.0 million matched the level of the second quarter 2009 provision; however, it increased $4.6 million compared to the $1.4 million provision for the third quarter 2008.

Net Interest Income

Net interest income of $13.3 million for the third quarter 2009 increased by 6% compared with $12.6 million in the second quarter 2009 and increased 12% over the $11.9 million in the third quarter 2008.  The net interest margin of 3.30% for the third quarter 2009 increased 25 basis points from 3.05% for the second quarter 2009 and increased 42 basis points from 2.88% in the third quarter 2008.  The sequential increase in net interest income resulted from the impact of deposits and borrowings repricing lower to a greater extent than interest earning assets.  This favorable rate variance was partially offset by a decrease of $51.4 million in average earning assets during the third quarter 2009 compared with the second quarter 2009.  Quarter end loan balances decreased $3.0 million from June 30, 2009.  This decrease in loans was due to a continued slowdown in loan demand as some of our primary customers are deleveraging and taking a more conservative stance toward borrowing during these difficult economic times.

Non-interest Income

Non-interest income of $4.2 million during the third quarter 2009 increased by $1.6 million or  60% compared with the second quarter 2009 primarily resulting from the net increase in gains related to derivative activity discussed below and a $235 thousand increase in gains on sales of investment securities.  In addition, we experienced an increase in wealth management income of $147 thousand on higher transaction activity, a $214 thousand increase in SBIC income and an increase of $45 thousand in service charges on deposits which were partially offset by a reduction of $248 thousand in mortgage banking income due to lower production and loan sales volumes during the third quarter.  During the third quarter 2009, as it relates to derivative activity, we recovered $408 thousand from the sale and assignment of our creditor claims in the Lehman bankruptcy to a third party.  During the second quarter 2009, we recorded a $1.0 million write-off in the value of collateral held by Lehman as the counterparty for certain derivative contracts terminated in the third quarter 2008.

Non-interest Expenses

Non-interest expenses of $12.6 million during the third quarter 2009 decreased $1.1 million or 8% on a linked quarter basis and increased $2.4 million or 24% year-over-year.  The sequential decrease in non-interest expenses was primarily due to $517 thousand net reduction in FDIC deposit insurance costs, $472 thousand in prepayment penalties on FHLB advances extinguished in the second quarter, $207 thousand decrease in personnel expenses (including a reduction in the employer 401(k) match initiated during the third quarter, a company-wide salary freeze and lower mortgage commissions) and a $169 thousand decrease in marketing expenses.  Partially offsetting these expense reductions were increases in credit quality/asset resolution costs, including a $69 thousand increase in losses on sales of foreclosed properties, a $264 thousand increase in expenses for acquiring, holding and maintaining foreclosed properties (including foreclosed asset writedowns) and a $47 thousand increase in legal expenses primarily related to problem loan workouts.  Of the $517 thousand net reduction in FDIC deposit insurance, there was an $800 thousand decrease related to the special assessment accrued in the second quarter which was partially offset by a $283 thousand increase in our quarterly FDIC deposit insurance premium for the third quarter 2009. The year-over-year increase of $2.4 million was primarily due to $604 thousand increase in FDIC deposit insurance costs, $640 thousand increase in expenses for acquiring, holding and maintaining foreclosed properties (including foreclosed asset writedowns), $480 thousand in buyer incentives to purchasers of bank financed builder housing inventory and $100 thousand increase in legal expenses, mostly related to problem loan resolutions.

Balance Sheet

As of September 30, 2009, total assets amounted to $1.73 billion, representing a decrease of $72.5 million or 4% year-over-year; however, excluding the $49.5 million goodwill impairment charge taken in the first quarter 2009, total assets decreased only $23.0 million or 1% year-over-year.  On a linked quarter basis, total assets decreased $1.4 million or less than 1%.  As mentioned above, the loan portfolio decreased by $3.0 million or less than 1% sequentially during the third quarter 2009 and decreased by $66.6 million or 5%, since December 31, 2008 due to a slowdown in loan demand.  Total deposits of $1.29 billion at September 30, 2009 increased $31.5 million or 2% year-over-year.  During the third quarter 2009, deposits increased $40.6 million or 3% compared with the June 30, 2009 level.  Time deposits decreased $34.8 million in the third quarter, while money market, savings and NOW deposits increased $72.5 million as a result of active liability management through pricing with an emphasis on improving our funding mix and lowering our funding cost.

At September 30, 2009, stockholders’ equity of $134.1 million represented 7.77% of total assets.  Stockholders’ equity increased $363 thousand or less than 1% from $133.7 million at June 30, 2009 primarily due to an increase in unrealized appreciation in our available-for-sale investment portfolio during the third quarter.  Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Conference Call

Southern Community’s executive management team will host a conference call on October 23, 2009, at 9:30 AM Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-888-542-1101 or 1-719-457-2088 and entering pass code 4012023.  A replay of the conference call can be accessed until 11:59 pm on November 6, 2009, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 4012023.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)
	For the three months ended					Nine Months Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Sept 30,	Sept 30,
Income Statement	2009	2009	2009	2008	2008	2009	2008

Total Interest Income	$22,186	$22,451	$22,744	$24,278	$24,412	$67,381	$72,464
Total Interest Expense	8,868	9,872	10,285	11,459	12,553	29,025	37,823
Net Interest Income	13,318	12,579	12,459	12,819	11,859	38,356	34,641

Provision for Loan Losses	6,000	6,000	4,000	2,360	1,350	16,000	5,805

Net Interest Income after Provision for Loan Losses	7,318	6,579	8,459	10,459	10,509	22,356	28,836

Non-Interest Income
Service Charges on Deposit Accounts	1,588	1,543	1,444	1,487	1,491	4,575	4,372
Income from mortgage banking activities	512	760	416	233	219	1,688	1,061
Investment brokerage and trust fees	359	212	296	147	285	867	991
SBIC income (loss) and management fees	171	(43)	238	89	39	366	(29)
Gain (Loss) on Sale of Investment Securities	735	500	1	98	—	1,236	—
Gain (Loss) and Net Cash Settlement on Economic Hedges	316	(912)	(22)	—	(440)	(618)	934
Other Income	508	550	208	464	482	1,266	1,388
Total Non-Interest Income	4,189	2,610	2,581	2,518	2,076	9,380	8,717

Non-Interest Expense
Salaries and Employee Benefits	5,690	5,897	5,530	5,088	5,535	17,117	16,950
Occupancy and Equipment	1,997	1,990	2,034	1,930	1,854	6,021	5,749
Goodwill Impairment	—	—	49,501	—	—	49,501	—
Other	4,934	5,834	3,513	3,635	2,814	14,281	8,690
Total Non-Interest Expense	12,621	13,721	60,578	10,653	10,203	86,920	31,389

Income (Loss) Before Taxes	(1,114)	(4,532)	(49,538)	2,324	2,382	(55,184)	6,164
Provision for Income Taxes	(683)	(1,845)	(214)	766	754	(2,742)	1,868

Net Income (Loss)	$(431)	$(2,687)	$(49,324)	$1,558	$1,628	$(52,442)	$4,296

Effective dividend on preferred stock	621	633	627	185	—	1,881	—

Net income (loss) available to common shareholders	$(1,052)	$(3,320)	$(49,951)	$1,373	$1,628	$(54,323)	$4,296

Net Income (Loss) per Common Share
Basic	$(0.06)	$(0.20)	$(2.98)	$0.08	$0.09	$(3.24)	$0.25
Diluted	$(0.06)	$(0.20)	$(2.98)	$0.08	$0.09	$(3.24)	$0.25

Balance Sheet	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
	2009	2009	2009	2008	2008

Assets
Cash and due from Banks	$22,953	$27,265	$28,268	$25,215	$27,453
Federal Funds Sold & Int Bearing Balances	21,792	1,496	17,891	2,180	2,605
Investment Securities	323,800	333,722	345,861	324,698	302,905
Federal Home Loan Bank Stock	9,794	9,794	10,178	9,757	10,208

Loans held for sale	2,559	8,068	6,044	316	920

Loans	1,248,249	1,251,200	1,297,489	1,314,811	1,323,360
Allowance for Loan Losses	(20,807)	(19,390)	(19,314)	(18,851)	(17,929)
Net Loans	1,227,442	1,231,810	1,278,175	1,295,960	1,305,431

Bank Premises and Equipment	42,590	42,006	40,622	40,030	39,264
Goodwill	—	—	—	49,501	49,792
Other Assets	74,411	72,548	62,695	56,121	59,283

Total Assets	$1,725,341	$1,726,709	$1,789,734	$1,803,778	$1,797,861

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$106,156	$103,205	$98,618	$102,048	$104,988
Money market, savings and NOW	542,277	469,799	479,797	475,772	523,949
Time	646,039	680,875	749,728	655,292	634,037
Total Deposits	1,294,472	1,253,879	1,328,143	1,233,112	1,262,974

Borrowings	288,585	330,218	314,400	373,213	378,500
Accrued Expenses and Other Liabilities	8,222	8,913	8,982	9,743	13,549
Total Liabilities	1,591,279	1,593,010	1,651,525	1,616,068	1,655,023

Total Stockholders' Equity	134,062	133,699	138,209	187,710	142,838

Total Liabilities and Stockholders' Equity	$1,725,341	$1,726,709	$1,789,734	$1,803,778	$1,797,861

Tangible Book Value per Common Share	$5.49	$5.47	$5.74	$5.76	$5.29

	For the three months ended										Nine Months Ended
	Sept 30,		Jun 30,		Mar 31,		Dec 31,		Sept 30,		Sept 30,		Sept 30,
	2009		2009		2009		2008		2008		2009		2008

Per Common Share Data:
Basic Earnings per Share	$(0.06)		$(0.20)		$(2.98)		$0.08		$0.09		$(3.24)		$0.25
Diluted Earnings per Share	$(0.06)		$(0.20)		$(2.98)		$0.08		$0.09		$(3.24)		$0.25
Tangible Book Value per Share	$5.49		$5.47		$5.74		$5.76		$5.29		$5.49		$8.22
Cash dividends paid	$—		$—		$—		$0.040		$0.040		$—		$0.120

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-0.10%		-0.61%		-10.90%		0.34%		0.36%		-3.95%		0.33%
Return on Average Equity (annualized) ROE	-1.28%		-7.87%		-106.68%		4.01%		4.57%		-45.08%		4.02%
Return on Tangible Equity (annualized)	-1.29%		-7.93%		-145.53%		5.98%		7.13%		-50.68%		6.26%
Net Interest Margin	3.30%		3.05%		3.01%		3.10%		2.88%		3.12%		2.95%
Net Interest Spread	3.10%		2.84%		2.78%		2.88%		2.67%		2.90%		2.70%
Non-interest Income as a % of Revenue	23.93%		17.18%		17.16%		16.42%		14.90%		19.65%		20.10%
Non-interest Income as a % of Average Assets	0.96%		0.59%		0.57%		0.55%		0.45%		0.71%		0.68%
Non-interest Expense to Average Assets	2.91%		3.12%		13.39%		2.35%		2.27%		6.55%		2.45%
Efficiency Ratio	72.09%		90.34%		402.78%		69.46%		73.22%		182.08%		72.39%

Asset Quality:
Nonperforming Loans	$22,697		$17,851		$20,251		$14,433		$12,007		$22,697		$12,007
Nonperforming Assets	$40,766		$35,732		$31,049		$20,178		$15,086		$40,766		$15,086
Nonperforming Loans to Total Loans	1.82%		1.43%		1.56%		1.10%		0.91%		1.82%		0.91%
Nonperforming Assets to Total Assets	2.36%		2.07%		1.73%		1.12%		0.84%		2.36%		0.84%
Allowance for Loan Losses to Period-end Loans	1.67%		1.55%		1.49%		1.43%		1.35%		1.67%		1.35%
Allowance for Loan Losses to Nonperforming Loans (X)	0.92	X	1.09	X	0.95	X	1.31	X	1.49	X	0.92	X	1.49	X
Net Charge-offs to Average Loans (annualized)	1.45%		1.85%		1.09%		0.43%		0.28%		1.47%		0.23%

Capital Ratios:
Equity to Total Assets	7.77%		7.74%		7.72%		10.41%		7.94%		7.77%		7.94%
Tangible Equity to Total Tangible Assets (1)	5.34%		5.32%		5.39%		5.51%		5.26%		5.34%		5.26%

Average Balances:
Year to Date
Interest Earning Assets	$1,643,945		$1,665,784		$1,679,293		$1,588,542		$1,569,306
Total Assets	1,774,376		1,800,376		1,834,575		1,738,868		1,717,357
Total Loans	1,280,803		1,295,913		1,310,679		1,279,041		1,264,744
Equity	155,522		162,126		187,512		145,754		142,800
Interest Bearing Liabilities	1,506,867		1,525,524		1,535,956		1,474,539		1,456,848

Quarterly
Interest Earning Assets	$1,600,979		$1,652,424		$1,679,293		$1,645,832		$1,636,404
Total Assets	1,723,224		1,766,553		1,834,575		1,802,934		1,789,593
Gross Loans	1,251,076		1,281,309		1,310,679		1,321,621		1,315,983
Equity	133,627		137,019		187,512		154,552		141,846
Interest Bearing Liabilities	1,470,162		1,515,206		1,535,956		1,527,227		1,527,316

Weighted Average Number of Shares Outstanding
Basic	16,791,175		16,791,340		16,780,058		17,369,765		17,369,925		16,787,565		17,361,257
Diluted	16,791,175		16,791,340		16,780,058		17,398,432		17,416,675		16,787,565		17,406,558
Period end outstanding shares	16,791,175		16,793,175		16,793,175		16,769,675		17,370,175		16,791,175		17,370,175

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.